Exhibit 2.1

Plan of Conversion

of

Outdoor Holding Company, a Delaware corporation

into

Outdoor Holding Company, a Texas corporation

This Plan Of Conversion (this “Plan”), dated as of [●], 2026, is hereby adopted by Outdoor Holding Company, a Delaware corporation (the “Converting Entity”), in order to set forth the terms, conditions and procedures governing its conversion into, and continued existence as, Outdoor Holding Company, a Texas corporation (the “Converted Entity”), pursuant to Title 1, Chapter 10, Subchapter C of the Texas Business Organizations Code (the “TBOC”).

WHEREAS, the Board of Directors of the Converting Entity has approved this Plan and the conversion of the Converting Entity into the Converted Entity (the “Conversion”), has adopted such resolutions as are required pursuant to the terms of the Delaware General Corporation Law (the “DGCL”), and has submitted and recommended this Plan and the Conversion for approval by the stockholders of the Converting Entity, and the stockholders of the Converting Entity have validly approved this Plan and the Conversion in accordance with the requirements of the DGCL and the amended and restated certificate of incorporation, as amended, of the Converting Entity.

NOW, THEREFORE, the Converting Entity does hereby adopt this Plan, as set forth below:

1. Plan of Conversion.

a. The name of the Converting Entity is “Outdoor Holding Company”, a Delaware corporation.

b. The name of the Converted Entity is “Outdoor Holding Company”, a Texas corporation.

c. The Converting Entity is continuing its existence, without lapse or interruption, in the organizational form of a Texas for-profit corporation under the name “Outdoor Holding Company”; that is, in the organizational form of the Converted Entity.

d. The Converted Entity is to be a for-profit corporation, and its jurisdiction of formation is the State of Texas.

e. As of the Effective Time (as defined in Section 2), automatically by virtue of the Conversion and without any further action on the part of any person, each share of common stock (including restricted stock, which shall remain restricted), par value $0.001 per share, of the Converting Entity shall convert into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Converted Entity, and any warrant, option, restricted stock unit, equity or equity-based award, or other right to acquire any, or of any instrument to convert into or based on the value of, common stock or other equity security of Converting Entity shall from and after the Effective Time, be a warrant, option, restricted stock unit, equity or equity-based award or other right to acquire any, or of any instrument to convert into or based on the value of, the same amount of common stock or other equity securities of Converted Entity, respectively, and, if applicable, with the same exercise or purchase price per share.

f. As of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, (i) each share of 8.75% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share, of the Converting Entity shall convert into one validly issued, fully paid and nonassessable share of 8.75% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share, of the Converted Entity, having the terms set forth in the Certificate of Designations, Preferences and Rights of 8.75% Series A Cumulative Redeemable Perpetual Preferred Stock attached as Exhibit A to the Certificate of Formation (as defined below), and (ii) any depositary receipt, warrant, option, stock unit, equity or equity-based award, or other right to acquire any, or of any instrument to convert into or based on the value of, preferred stock or other similar equity security of Converting Entity shall from and after the Effective Time, be a warrant, option, restricted stock unit, equity or equity-based award or other right to acquire any, or of any instrument to convert into or based on the value of, the same amount of preferred stock or other similar equity securities of Converted Entity, respectively, and, if applicable, with the same exercise or purchase price per share.

g. As of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, each employment letter or agreement, employee benefit plan or agreement, incentive compensation plan or agreement or other similar plan or agreement to which the Converting Entity is a party, or otherwise maintains, sponsors or contributes, shall continue to be a plan or agreement of the Converted Entity on the same terms and conditions and any references to the Converting Entity thereunder shall mean the Converted Entity on and after the Effective Time. To the extent that any such plan, letter or agreement provides for the issuance, or is otherwise based on the value, of common stock, preferred stock or other equity securities of the Converting Entity, as of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, such plan or agreement shall be deemed to provide for the issuance, or be based on the value, of common stock or other equity securities of the Converted Entity, respectively.

h. As of the Effective Time, automatically by virtue of the Conversion and without any action on the part of any person, (i) all of the outstanding certificates representing shares of common stock or preferred stock of the Converting Entity immediately prior to the Effective Time shall be deemed for all purposes to continue to evidence ownership of and to represent the same number of shares of common stock or preferred stock of the Converted Entity and (ii) all of the issued and outstanding shares of common stock or preferred stock of the Converting Entity that are in uncertified book-entry form shall automatically become the number and class or series of shares of the Converted Entity into which such shares of the Converting Entity have been converted as herein provided in accordance with the customary procedures of the Converting Entity’s transfer agent.

i. As of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, each agreement to which the Converting Entity is a party, shall continue to be an agreement of the Converted Entity on the same terms and conditions and any references to the Converting Entity thereunder shall, on and after the Effective Time, mean the Converted Entity.

2. Effective Time. The Conversion will be consummated under the TBOC by filing with the Secretary of State of the State of Texas (i) a Certificate of Conversion in the form required by the TBOC (the “Texas Certificate”) and executed in accordance with the relevant provisions of the TBOC and (ii) a Certificate of Formation in the form attached hereto as Exhibit 1 (the “Certificate of Formation”). The time specified in the Texas Certificate shall be the “Effective Time”. Simultaneously with the filing of the Texas Certificate, the Converting Entity is authorized and empowered to take any such actions as may be necessary or prudent in connection with the Conversion under the DGCL.

3. Effects of the Conversion. The Conversion will have the effects set forth in the TBOC and, to the extent necessary, the DGCL, including without limitation the effects set forth in Sections 1.e through 1.i of this Plan. The Converted Entity will be responsible for the payment of all of the Converting Entity’s fees and franchise taxes and will be responsible for all of its debts and liabilities.

4. Governance of the Converted Entity. On and after the Effective Time, the affairs of the Converted Entity shall be governed in accordance with the TBOC and the Certificate of Formation, and the Bylaws of the Converted Entity in substantially the form attached hereto as Exhibit 2. Immediately after the Effective Time, the directors and officers of the Converting Entity shall continue as the directors and officers of the Converted Entity.

5. Foreign Qualifications of Converted Entity. For the purpose of authorizing the Converted Entity to do business in any state, territory or dependency of the United States, including, but not limited to, Delaware, or of any foreign country in which it is necessary or expedient for the Converted Entity to transact business, the officers of the Converted Entity are hereby authorized and empowered to appoint and substitute all necessary agents or attorneys for service of process, to designate and to prepare, execute and file, for and on behalf of the Converted Entity, all necessary certificates, reports, powers of attorney and other instruments as may be required by the laws of such state, territory, dependency or country to authorize the Converted Entity to transact business therein, and whenever it is expedient for the Converted Entity to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to file such certificates, reports, revocation of appointment or surrender of authority as may be necessary to terminate the authority of the Converted Entity to do business in any such state, territory, dependency or country, and all actions taken by the officers of the Converted Entity prior to the Effective Time in furtherance of this Section 5 shall be, and each of them hereby is, approved, ratified and confirmed in all respects as the proper acts and deeds of the Converted Entity.

6. Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein. It being understood that, notwithstanding anything to the contrary in this Plan, no provision of this Plan is intended to, or does, confer any rights or remedies on any current or former employee or other service provider of the Converting Entity (nor any other individual associated therewith) and none of such individuals shall be regarded for any purpose as a third party beneficiary to this Plan.

7. Severability. Whenever possible, each term and provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision of this Plan is held to be prohibited by or invalid under applicable law or in any jurisdiction, such term or provision will be ineffective only to the extent, of such prohibition or invalidity, without invalidating the remainder of this Plan. Upon the determination that any term or provision of this Plan is invalid, illegal or unenforceable, such term or provision shall be deemed amended in such jurisdiction, without further action on the part of any person or entity, to the limited extent necessary to render the same valid, legal or enforceable.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, Outdoor Holding Company, a Delaware corporation, has caused this Plan to be executed by its duly authorized representative as of the date first stated above.

OUTDOOR HOLDING COMPANY,
a Delaware corporation

By:
Name:	Steven F. Urvan
Title:	Chief Executive Officer

EXHIBIT 1

Certificate of Formation

[See Annex C to the Proxy Statement]

EXHIBIT 2

Bylaws

[See Annex D to the Proxy Statement]